Exhibit 23.1

Board of Directors
Willowtree Advisor, Inc.
Raleigh, NC

CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use of our report dated July 16, 2004, on the financial statements of Willowtree Advisor, Inc. as of June 30, 2004 and the period then ended, and the inclusion of our name under the heading "Experts" in the Form SB-2 Registration Statement filed with the Securities and Exchange Commission.

/s/ Williams & Webster, P.S.
Williams & Webster, P.S.
Spokane, WA

July 29, 2004